Exhibit 10.26

Keith S. Sherin
Vice Chairman and CFO
GE
3135 Easton Turnpike
Fairfield, CT 06828
USA
T + 1 203 373 3735
F + 1 203 373 3362
keith.sherin@ge.com

September 9, 2010

Lynn Calpeter

CFO-NBCU

30 Rockefeller Plaza

New York, NY 10112

Dear Lynn,

Re: Special Leadership Retention Bonus

I would like to outline the terms of a special leadership retention bonus to further support your continued dedication and best efforts towards facilitating the sale of NBCU. This incentive is beyond your normal base salary, incentive compensation and benefits, and would not be pension or benefits eligible compensation.

You will be eligible for a bonus equal to one and one-half times (1-1/2 X) your current total cash compensation ($1,495K) or $2,242.5K (gross before taxes), contingent upon the completion of the sale of NBCU. The payments will be made in two installments. Fifty percent will be paid at close and fifty percent will be paid two years after the close, provided you have worked continuously at Comcast or GE through these scheduled payment dates.

The terms of this special leadership retention bonus are contingent upon your satisfactory performance. I expect you to keep the terms of this offer confidential and not to disclose them to any person other than legal or your financial planner.

Sincerely,

/s/ Keith S. Sherin

Keith S. Sherin